Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into between John G. Graboski (“Executive” or “You”) and Valmont Industries, a Delaware corporation (the “Company”).

Because Executive and COMPANY wish to sever the employment relationship without any disputes or differences and in consideration for the mutual promises contained herein, Executive and COMPANY agree as follows:

1.                                       Separation.  Executive’s employment with the Company shall cease for all purposes effective July 11, 2011 (“Separation Date”).

2.                                       Payroll Calculations.  The Company will pay Executive any accrued but unused vacation as of the Separation Date.  Executive acknowledges that payments for accrued but unused vacation and for separation benefits are taxable as wages to Executive and that the Company is required by applicable law to make withholding for taxes on such payments.

3.                                       Benefits.  Executive’s enrollment for Company provided health benefits will terminate on August 31, 2011.  Executive has the right to elect to continue such benefits at Executive’s own cost pursuant to COBRA and any similar state law.  The Company agrees to provide the Executive, as part of the Severance Payment equivalent to the Executive’s COBRA premium for medical, prescription, dental and vision coverages, as applicable, for a period of 3 months payable in one payment following the date of separation and receipt of this Agreement signed by Executive and expiration of the 7-day rescission and revocation period.

4.                                       Severance payment.  The Company shall provide to Executive a severance payment of 135,068.57, representing the equivalent of twenty-six (26) weeks of salary (“Severance Payment”), at the gross annual bi-weekly rate of $10,389.89, payable on the first corporate payroll process date after January 11, 2012. The Company will withhold applicable taxes and payroll deductions from the Severance Payment.

5.                                       Eligibility for Variable Compensation Plans.

5.1  Annual Incentive Plan.   All rights to any accrued or yet unpaid awards for the Annual Incentive Plan for 2011 shall terminate effective July 11, 2011.  At the discretion of the Human Resources Committee of the Board of Directors, Executive may receive a payment based on the final results of the 2011 Annual Incentive Plan.

5.2  Long Term Incentive Plan (LTIP).   At the discretion of the Human Resource Committee of the Board of Directors, Executive may receive additional compensation for the 2009-2011 Long Term Incentive Plan.

6.                                       Stock Options.  Executive shall have until 5:00 p.m., CST on October 6, 2011 to exercise unexercised stock options which were vested as of July 11, 2011.   All options that are not vested as of July 11, 2011 are forfeited.

7.                                       Reserved.

8.                                       Return of Company Records and other Property.  On or before July 13, 2011, the Executive shall return to the Company all of the Company’s property in his possession. Executive agrees to return promptly all files, documents, manuals or property of any kind in Executive’s possession or control including all copies whether electronic or otherwise relating to, or constituting the property of, the Company, its affiliates or customers including, but not limited to, all office keys, keys to Company vehicles, credit cards, security cards, office equipment, cellular phones, computer hardware, software products, agreements or Company products or prototypes.  Executive acknowledges that this obligation is continuing and agrees to promptly return to the Company any subsequently discovered property as described above.  Executive agrees to repay to the Company the amount, if any, of any permanent or temporary compensation advances paid to Executive and the balance, if any, owing by Executive on any credit cards for which the Company is a guarantor and agrees to allow Company to make any deduction from his severance payment to pay such amounts.

9.                                       Re-employment.  Executive understands and agrees that the Company will have no obligation to re-employ Executive.

10.                                 Unauthorized Disclosure of Trade Secrets/Confidential Information. The Executive agrees and understands that due to the Executive’s position with the Company, the Executive has been exposed to, and has received, confidential and proprietary information of the Company relating to the Company’s business or affairs that constitute trade secrets as defined by the Uniform Trade Secrets Act, (the “Trade Secrets”), including but not limited to technical information, product information and formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices and other forms of information considered by the Company to be proprietary and confidential and in the nature of Trade Secrets.  Except as such information (i) was known to the Executive prior to his employment by the Company (including, without limitation, his employment by the Company prior to the date of this Agreement) or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this Section, the Executive agrees that at all times thereafter the Executive will keep such Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company.  This confidentiality covenant has no temporal, geographical or territorial restriction.  The Executive agrees that he will not disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, or any of the terms of this Agreement, including the severance payment, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency or other entity.

11.                                 Non-Competition. By and in consideration of the value of the Severance Payment described in paragraph 4 above, Executive agrees that Executive will not, for the full period during which he is receiving Severance Payments, as described in Section 4, engage in any Competitive Activity.  The term “Competitive Activity” means engaging in any of the following activities: (i) serving as a director of any Competitor (as defined below), (ii) directly or indirectly through one or more intermediaries, either controlling any Competitor or owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and, at the time of any acquisition, do not exceed 5 % of the particular class of interests outstanding) (it being understood that, if interests in any Competitor are owned by an investment vehicle or other entity in which the Executive owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Executive, such portion shall be determined by applying the percentage of the equity interest in such equity owned by the Executive to the interests in such Competitor owned by such entity), (iii) employment by (including serving as an officer or partner of), providing consulting services to (including, without limitation, as an independent contractor) or, managing or operating the business or affairs of, any Competitor or (iv) participating in the ownership, management, operation or control of or being connected in any manner with any Competitor. The term “Competitor” as used herein means any person that competes with the Company’s, or its affiliates’, Engineering Support Structures (“ESS”), Utility, Tubing, Coatings and Irrigation segments or product lines at or prior to the time the Executive engages in one or more of the Competitive Activities listed above, within United States of America.  The Parties agree that the Company Engineering Support Structures (“ESS”), Utility, Tubing, Coatings and Irrigation segments currently conduct business in the following areas, among others:  Metal structures and components for the lighting, traffic, wireless communications and utility industries, highway sign industries, galvanizing, anodizing and powder coating services, wind tower structures, steel tubing products and mechanized irrigation systems.  Executive agrees that, in light of the value and duration of the Severance Payment provided for in this Agreement, the restrictions as set forth in this section are reasonable and no greater than necessity.  Executive understands that the restrictions of this paragraph will end upon the expiration of the time period of the payments of the Severance Payments as described in Section 4, above.

12.                                 Non-Solicitation. By and in consideration of the Company’s entering into this Agreement, the Executive agrees that the Executive will not, for the period ending December 31, 2012, directly or indirectly, whether for his own account or for the account of any other person (i) solicit, divert or endeavor to entice away from the Company or any of its affiliates, any Customers or Clients with whom the Executive have contact with as an employee of the Company, , or (ii) solicit for employment or recommend to any subsequent employer of the Executive the solicitation for employment of, any person who, at the time of such solicitation, is employed by the Company or any affiliate thereof. This non-solicitation covenant is limited to the geographic area of the United States of America.

13.                                 Remedies. The Executive agrees that any breach of the terms of Sections 10, 11, 12, and 13 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entries acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.

14.                                 Release.  Executive hereby unconditionally releases and discharges the Company, its parent, affiliates, related companies, predecessors, successors, any Company pension, welfare or other Executive benefit plan, and all of the foregoing entities’ owners, officers, directors, shareholders, partners, employees, agents, consultants, representatives, attorneys, trustees, administrators, and any entity affiliated with any of the foregoing, without limitation, any and all claims of any type whatsoever related or in any manner incidental to Executive’s employment with the Company or the termination there from, claims or demands related to salary, bonuses, vacation pay, expense reimbursement, separation pay or any other form of compensation. It is expressly understood by Executive that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.), the federal Civil Rights laws, the Americans with Disabilities Act, or any other federal, state or local law, regulation or ordinance, wrongful discharge, discrimination of any kind, harassment, fraud, tort law, contract law, defamation, emotional distress or the implied covenant of good faith and fair dealing that Executive now has or that may hereafter arise out of any relationship between the parties to date, including the termination of Executive’s employment, whether known or unknown, foreseen or unforeseen, at the time of executing this Agreement. Nothing herein shall be deemed to release or otherwise extinguish any claim which Executive may have against the Company arising out of a breach of the Company’s obligations hereunder.

15.                                 Covenant Not To Sue.  Executive represents and warrants that Executive has not instituted any lawsuit, charge, or demand against or otherwise sued the Company or any of those named in Section 14 based on any claim relating in any way to Executive’s employment relationship with the Company up to the time of executing this Agreement, and Executive agrees that Executive shall not initiate any such lawsuit against or otherwise sue the Company or any person or entity released by this Agreement.  As a remedy for breach of this covenant not to sue, a defending party may recover its legal fees and costs as damages.

16.                                 Non-Disparagement.  Executive agrees not to make any negative or disparaging remarks or comments about the Company, its affiliated or related companies, or any of the foregoing entities’ directors, officers, employees, products or services.

17.                                 Cooperation.  Executive agrees to be reasonably available for consultation with and assistance to Company representatives with respect to matters and issues within Executive’s job responsibilities or knowledge during Executive’s employment by the Company.  Executive acknowledges and agrees that such cooperation with the Company is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates Executive for this reasonable cooperation.  Executive has hereby resigned as an officer and director of any Valmont subsidiaries or affiliate corporations and will assist the Company in completing any related corporate documentation.

18.                                 Right to Review.  Executive will have until August 1, 2011, which is twenty-one (21) days in total, not including the date Executive received this Agreement, within which to consider this Agreement and to review this Agreement with an attorney, if desired.  Executive understands, however, that he is free to sign and return this Agreement at any time within the 21-

day period.  Executive agrees that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period.

19.                                 Rescission and Revocation.  Executive also may rescind and revoke this Agreement and release within seven (7) calendar days after signing it, not including the date Executive signs the Agreement, to assert claims under the Age Discrimination in Employment Act.  To be effective, the rescission or revocation must be in writing and hand-delivered or mailed to Andy Massey, Corporate Attorney, within the applicable seven (7) day period.  If delivered by hand, it must be given to Andy Massey, Corporate Attorney, within the applicable seven (7) day period.  If mailed, the rescission or revocation must be (a) postmarked within the applicable period, (b) properly addressed as set forth above, and (c) sent by Certified Mail, Return Receipt Requested.  Should Executive choose to rescind and revoke this Agreement all terms of this Agreement are canceled and thereby ineffective.

20.                                 Prior Understandings Superceded.  This Agreement supersedes all prior oral and written agreements, understandings, and communications between the parties.  Executive understands and agrees that any and all claims which Executive might have against the Company and all those named in the release above are fully released and discharged by this Agreement, and that the only claims which Executive may hereafter assert against the Company will be those derived solely from an alleged breach of the terms of this Agreement or any acts occurring after the execution of this Agreement.

21.                                 Severability.  In case any one or more of the provisions of this Agreement should be determined to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby; the provisions of this Agreement are severable.

22.                                 Notices.  All notices and other communications required or permitted by this Agreement, not including a rescission and revocation of this Agreement as specified above, shall be in writing and shall be deemed to have been duly given if hand-delivered or three (3) days after mailing if mailed by First Class, Certified Mail, Postage Pre-paid:

To the Company:	Valmont Industries, Inc.
Attention: Andy Massey
One Valmont Plaza
Omaha, NE 68154

To the Executive:	John G. Graboski

at the last known residence address of the Executive as reflected in the records of the Company.

23.                                 Non-Admission.  The parties agree that nothing in this Agreement is intended to be, and shall not be deemed to be, an admission of liability or wrongdoing, an admission of the existence of any facts upon which liability or wrongdoing could be based, or a waiver of any defense to any such liability or wrongdoing.

24.                                 Writing Required.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

25.                                 Choice of Law.  This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Nebraska without giving effect to its conflict of laws principles.  The Executive submits to the jurisdiction of the federal and state courts located in Douglas County, Nebraska and consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Nebraska in accordance with applicable law.  Furthermore, the Executive waives and agrees not to assert in any action, suit or proceeding brought by Company to enforce this agreement that it is not personally subject to the jurisdiction of such Douglas County, Nebraska courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.

26.                                 Voluntary and Knowing Action.  Executive acknowledges that Executive has read and understands the terms of this Agreement and that Executive is voluntarily and without duress entering into this Agreement with full knowledge of its implications.  In that this Agreement establishes certain legally enforceable rights and obligations, the Company expressly advises Executive to consult with an attorney prior to signing this Agreement.  This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

EXECUTIVE		COMPANY

/s/ John G. Graboski		By	/s/ Terry J. McClain

John G. Graboski		Title	Senior Vice President and CFO

Date:	7/13/11	Date:	7/13/11